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(FISHER SCIENTIFIC INTERNATIONAL INC. LOGO)

                                                                    EXHIBIT 99.1

NEWS RELEASE

MEDIA CONTACT:                           INVESTOR CONTACTS:
Gia L. Oei, 603-929-2489                 Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com         E-mail: Carolyn.Miller@nh.fishersci.com



            FISHER SCIENTIFIC EXTENDS NOTES EXCHANGE OFFER TO AUG. 26

HAMPTON, N.H., Aug. 22, 2003 -- Fisher Scientific International Inc. (NYSE: FSH) announced today that it has extended its exchange offer regarding its 8 1/8 percent Senior Subordinated Notes due 2012 to 5 p.m. Eastern Daylight Time (EDT) on Aug. 26. The exchange offer was originally scheduled to expire at 5 p.m. EDT Aug. 21.

      Fisher is offering to exchange notes that are registered under the Securities Act of 1933 for its outstanding 8 1/8 percent Senior Subordinated Notes due 2012, which were issued and sold in a private placement on Jan. 14, 2003, and were not registered under the Securities Act.

      As of the close of business on Aug. 21, 2003, approximately $199 million (out of $200 million) in aggregate principal amount of the unregistered notes have been confirmed as tendered in exchange for a like principal amount of the registered notes.

      This press release shall not constitute an offer to sell or solicitation of an offer to buy nor shall there be any sale of the registered notes or the unregistered notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                    - more -
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Fisher Scientific Extends Notes Exchange Offer - 2

ABOUT FISHER SCIENTIFIC INTERNATIONAL INC.

As a world leader in serving science, Fisher Scientific International Inc. (NYSE:FSH) offers more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. As a result of its broad product offering, electronic-commerce capabilities and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for its customers. The company primarily serves the scientific-research, clinical-laboratory and safety markets. Additional information about Fisher is available on the company's Web site at www.fisherscientific.com

This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

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